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                                                                    Exhibit 3(a)

                                                          Revised April 30, 1987
                                                          Revised April 30, 1990
                                                             Revised May 7, 1991
                                                          Revised April 27, 1993
                                                          Revised April 26, 1994
                                                          Revised April 22, 1997
                                                          Revised April 28, 1998

                            ARTICLES OF INCORPORATION
                                       OF
                            FIRST FINANCIAL BANCORP.

     The undersigned, a majority of whom are citizens of the United States, desiring to form a corporation, for profit, under Sections 1701.01 et seq. of the Revised Code of Ohio, do hereby certify:

     FIRST. The name of said corporation shall be First Financial Bancorp.

     SECOND. The place in Ohio where its principal office is to be located is Hamilton, Butler County.

     THIRD. The purposes for which it is formed are: to organize, purchase, acquire, own, invest in, or control banks and other companies, and the shares and securities of the same, in accordance with, and to the full extent permitted by, the Bank Holding Company Act of 1956 and other applicable laws of the United States, or of this State, as now or hereafter amended, and to carry on the business of a bank holding company in accordance with such laws; and to engage in any lawful act or activity for which corporations may be formed under Sections 1701.01 to 1701.98, inclusive, of the Ohio Revised Code.

     FOURTH. The total number of shares of stock which the corporation shall have authority to issue is Sixty Million (60,000,000) shares of common stock, without par value.

     (a) Dividends. The holders of shares of common stock shall be entitled to receive dividends, if and when declared payable from time to time by the Board of Directors, from any funds legally available therefor.

     (b) Voting. Each outstanding share of the common stock of the corporation shall entitle the holder thereof to one vote and the exclusive voting power for all purposes shall be vested in the holders of common stock.


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     (c) Preemptive Rights. No holder of shares of the common stock of the corporation shall have preemptive rights to subscribe for or to purchase any shares of the common stock of the corporation or any other securities of the corporation, whether such share or shares are now or hereafter authorized.

     (d) Purchase of Own Securities. The corporation shall be authorized to purchase or otherwise acquire, and to hold, own, pledge, transfer or otherwise dispose of, shares of its own common stock and other securities, subject, however, to the laws of the State of Ohio and to federal statutes, and without limitation to the Bank Holding Company Act of 1956 as amended and as hereinafter may be amended or supplemented.

     (e) The shareholders shall not have the right to vote cumulatively in the election of directors effective for the Annual Meeting occurring in 1988 and thereafter.

     FIFTH. The number and qualification of directors of the corporation shall be fixed from time to time by its Code of Regulations. The number of directors may be increased or decreased as therein provided but the number thereof shall in no event be less than nine. The Board of Directors shall be divided into three classes as nearly equal in number as the then total number of directors constituting the whole board permits, with the term of office of one class expiring each year. At the first annual meeting of stockholders, directors of Class I shall be elected to hold office for a term expiring at the next succeeding annual meeting, directors of Class II shall be elected to hold office for a term expiring at the second succeeding annual meeting, and directors of Class III shall be elected to hold office for a term expiring at the third succeeding annual meeting. In no event shall there be less than three directors per class. Subject to the foregoing, at each annual meeting of stockholders the successors to the class of directors whose terms shall then expire shall be elected to hold office for a term expiring at the third succeeding annual meeting. In the event of any increase in the number of directors of the corporation, the additional directors shall be so classified that all classes of directors shall be increased equally as nearly as may be possible. In the event of any decrease in the number of directors of the corporation, all classes of directors shall be decreased as equal as possible. No reduction in number of directors shall of itself have the effect of shortening the term of an incumbent director.

     SIXTH. Each person who is or was a director, officer, employee or agent of the corporation shall be indemnified by the corporation to the full extent permitted by the Revised Code of Ohio against any liability, cost or expense incurred by him in his capacity as a director, officer, employee or agent, or arising out of his status as a director, officer, employee or agent. The corporation may, but shall not be obligated to, maintain insurance, at its expense, to protect itself and any such person against any such liability, cost or expense.

     SEVENTH. The corporation reserves the right to amend, alter, change or repeal any provision contained in these Articles of Incorporation in the manner now or hereafter prescribed by the laws of Ohio, and all rights and powers conferred herein upon stockholders and directors are granted subject to this reservation.


     EIGHTH. The amount of capital with which the corporation shall begin business is Five Hundred ($500.00) Dollars.

     IN WITNESS WHEREOF, we have hereunto subscribed our names, this 20th day of July, 1982.

                                           FIRST FINANCIAL BANCORP

                                           /s/ Robert Q. Millan
                                           -------------------------------
                                           Robert Q. Millan

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                                           /s/ Richard J. Fitton
                                           -------------------------------
                                           Richard J. Fitton

                                           /s/ Elliott D. Levey
                                           -------------------------------
                                           Elliott D. Levey